Exhibit 1.1

ASSIGNMENT AGREEMENT AND CONSENT

This Assignment Agreement and Consent (this “Assignment”) dated June 22, 2022 (the “Effective Date”), is by and among Laredo Oil, Inc. (“Laredo”), Bradley Sparks (“Assignee”), and Olfert No. 11-4 Holdings, LLC (the “Company”). Laredo, Assignee, and the Company may each be referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, reference is hereby made to (a) that certain Amended and Restated Limited Liability Company Agreement of Olfert No. 11-4 Holdings, LLC dated November 24, 2021 (the “Operating Agreement”) and (b) that certain Subscription Agreement dated November 24, 2021, by and between Laredo and the Company (the “Subscription Agreement”), pursuant to which Laredo subscribed to purchase 500,000 of the Company’s Units (the “Subscription Rights”). Capitalized terms used but not defined herein shall have the meanings given in the Operating Agreement.

WHEREAS, Laredo has agreed to assign to Assignee a portion of its Subscription Rights and Remaining Commitment Amount under the Operating Agreement.

WHEREAS, Section 12.01(b) of the Operating Agreement requires that the Manager of the Company consent to the Transfer of Units (or the Units to be received upon payment of Laredo’s Remaining Commitment Amount) to Assignee.

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) the Company and Assignee entered into that certain Subscription Agreement of even date herewith and (b) Assignee delivered to the Company an Adoption Agreement of even date herewith (collectively, the “Joinder Documents”).

AGREEMENT

In consideration of the foregoing, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties acknowledge and agree as follows:

1.              Assignment of Subscription Rights. Laredo hereby sells, assigns, and transfers unto Assignee (a) the Subscription Rights to purchase up to 356,243 of the Company’s Units pursuant to the Subscription Agreement and (b) the corresponding obligation to pay $356,243.00 of Laredo’s Remaining Commitment Amount (as of the Effective Date) (collectively, the “Transferred Rights”), and Assignee does hereby irrevocably accept the foregoing assignment of the Transferred Rights, including the obligation to pay $356,243.00 of Laredo’s Remaining Commitment Amount (as of the Effective Date) as and when due under the Operating Agreement.

2.              Consent to Assignment of Subscription Rights. Laredo, in its capacity as the Manager of the Company, hereby acknowledges and consents to (a) the assignment of the Transferred Rights, including Assignee’s assumption of the obligation to pay $356,243.00 of Laredo’s Remaining Commitment Amount as set forth in Section 1, and (b) the admittance of Assignee as a Substituted Member with respect to the Transferred Rights.

3.              Subscription Agreement. Following the execution and delivery of this Agreement and the Joinder Documents, (a) Laredo and the Company agree that the Subscription Agreement shall be automatically amended to reduce the Subscription Rights by the Transferred Rights, (b) Laredo’s Commitment Amount as set forth in Exhibit A to the Operating Agreement shall be reduced by $356,243.00, and (c) Assignee shall be a Substitute Member of the Company (with a Commitment Amount equal to $356,243.00).

4.              Capital Contribution. Prior to the date hereof, Assignee has paid the Company an aggregate amount equal to $356,243.00 (the “Sparks Initial Contribution Amount”) and Assignee shall be deemed to have made a Capital Contribution in an amount equal to the Sparks Initial Contribution Amount as of the Effective Date, and following such deemed Capital Contribution, Assignee’s Remaining Commitment Amount shall be $0.

5.              Miscellaneous.

(a)            Each of the Parties covenants and agrees to execute and deliver, at the request of the Company, such further instruments of transfer and assignment and to take such other action as the Company may reasonably request to consummate the transactions contemplated by this Agreement.

(b)            This Agreement will be binding on and inure to the benefit of the Parties and each of their successors and assigns.

(c)            This Agreement shall be governed by and construed in accordance with the laws of the State of Montana, notwithstanding conflicts of law provisions. Each Party agrees that all claims in respect of any dispute or proceeding arising out of this Agreement will be heard and determined exclusively in the courts of the State of Colorado and the federal courts of the United States of America located in the City and County of Denver, Colorado.

(d)            This Agreement may be executed in multiple counterparts, all of which together constitute the same instrument. This Agreement may be delivered by electronic transmission (e.g., “.pdf”), and an electronic transmission evidencing execution hereof shall be effective as a valid and binding agreement between the Parties for all purposes.

[Signature Page Follows]

The Parties have executed this Agreement effective as of Effective Date.

LAREDO: LAREDO OIL, INC. By: /s/ Mark See Name: Mark See Title: CEO	ASSIGNEE: BRADLEY E. SPARKS By: /s/ Bradley E. Sparks Name: Bradley E. Sparks Title: Individual
COMPANY: OLFERT NO. 11-4 HOLDINGS, LLC By: Laredo Oil, Inc., its Manager By: /s/ Mark See Name: Mark See Title: CEO

[Signature Page to Assignment Agreement and Consent]